You're invited to join an exclusive community investing in blue-chip art.

YAYOI KUSAMA



Accreations I

PURCHASED FOR

$19.5K

SOLD FOR

$957.3K

BLUE-CHIP ART VS S&P 500 THROUGH 2018


BLUE-CHIP ART
400%
300%
200%
100%
2000
2002
2004
2006
2008
2010
2012
2014
2016
2018

There are important differences between the art appreciation index and indices for other asset classes. Learn More

Blue-chip Artwork (Artprice100©) — S&P 500

Source: Artprice . Past performance is no guarantee of future results, see Important Disclosures

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The artwork and purchase and sale prices reflected on this page were obtained from public auction records. This information is presented for illustrative purposes only and does not reflect works owned, securitized, purchased or sold by Masterworks.

Artists

Browse paintings to invest in by the most popular blue-chip and established artists.



Andy Warhol
American, 1928–1987
12.17%
HISTORICAL APPRECIATION



Jean-Michel Basquiat
American, 1960–1988
16.72%
HISTORICAL APPRECIATION



George Condo
American, 1957
22.65%
HISTORICAL APPRECIATION



Zao Wou-Ki
Chinese/French, 1920–2013
19.80%
HISTORICAL APPRECIATION



Alexander Calder
American, 1898-1976
12.70%
HISTORICAL APPRECIATION



Keith Haring
American, 1958-1990
12.60%
HISTORICAL APPRECIATION

Agnes Martin
American, 1912-2004
13.00%
HISTORICAL APPRECIATION



Mark Rothko
American, 1903–1970
13.00%
HISTORICAL APPRECIATION



Adolph Gottlieb
American, 1903–1974
8.00%
HISTORICAL APPRECIATION



Joan Mitchell
American, 1925–1992
15.78%
HISTORICAL APPRECIATION

Historical appreciation is defined as the median annualized appreciation rate across paintings (unless otherwise noted) that have sold at least twice at public auction by a given artist, including purchase and sale commissions paid to the auction house. Appreciation rates are not comparable to, or intended to represent or be a proxy for, returns on Masterworks shares. Masterworks periodically updates historical appreciation rates for auction activity, but such data is not updated in real time and may not include the most recent auction results for any particular artist. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

SECONDARY MARKET

Buy and sell shares

Traditional art investments target a 3–10 year hold, but with our Secondary Market you have the potential to exit early.


$2,250.00
Buy Shares


Accept Offer
Counter
ASK PRICE
$21.86
INITIAL OFFERING
$1,039,000
IMPLIED ARTWORK VALUE
$1,240,000
CONFIRM


9:41
Sell Shares
SELECT INVESTMENT:
Banksy
AVAILABLE SHARES
500
ASK PRICE
22.00
FEES
$0.00
QUANTITY
500

ENTER SECONDARY MARKET

The Secondary Market is a bulletin board that facilitates privately negotiated transactions between users without our involvement. We cannot assure you that the Secondary Market will provide a reliable or effective means of monetizing your investment or valuing your shares.

FEATURED IN

The New York Times | New York | CNN | Forbes | CNBC

PODCAST MAY 28, 2019


Fine Art Investing
w/ Masterworks Founder
Scott Lynn

THE INVESTOR'S PODCAST

BROADCAST MAY 29, 2019


SCOTT LYNN
Masterworks.io Founder & CEO

YAHOO! FINANCE

BROADCAST JUN 24, 2019


This company lets you invest in a Warh...
Watch later
Share
CLOSING BELL
INVESTING IN THE LUXURY ART MARKET
CNBC

CNBC

PRESS OCT 28, 2019


01:44

Bloomberg

PRESS JUL 26, 2019



The New York Times

INSIGHTS JUL 21, 2019

Deloitte.

88% of wealth managers surveyed recommend allocation a portion of their portfolio into art.

★★★★½

Investing in art is an amazing opportunity, especially if you're someone who has always wanted to become involved or be more involved in the art world. You can create financial stability with investing in art and making it a part of your overall investment portfolio.



Sarah Bettencourt
Listen Money Matters

★★★★½

You could fit the number of Americans with the means to purchase million-dollar paintings into a handful of sports stadiums. Millions can afford to set aside a few thousand dollars. Masterworks has real potential to revolutionize the way people buy and sell high-end art.



Brian Martucci
Money Crashers

★★★★☆

Investing in art is an incredible opportunity for optimal returns and the exposure it offers to the creative world of art. Masterworks is at the edge of revolutionizing investment opportunities in blue-chip artwork.



Chris Muller
DoughRoller

MASTERWORKS RESEARCH

Search art market returns

Our research team has collected a proprietary database of paintings that have been purchased and resold throughout art history, and how much money collectors have made (or lost!).

Historical appreciation is defined as the median annualized appreciation rate across paintings (unless otherwise noted) that have sold at least twice at public auction by a given artist, including purchase and sale commissions paid to the auction house. Appreciation rates are not comparable to, or intended to represent or be a proxy for, returns on Masterworks shares. Masterworks periodically updates historical appreciation rates for auction activity, but such data is not updated in real time and may not include the most recent auction results for any particular artist. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

BROWSE RETURNS:

Claude Monet

Sort: **High To Low**

MORE RESULTS

HOW IT WORKS

How does it work?

For the first time ever, Masterworks allows anyone to purchase fractional interests in great works of art.

HOW IT WORKS

How does it work?

For the first time ever, Masterworks allows anyone to purchase fractional interests in great works of art.

1.

We Purchase Blue-Chip Art

We're in-market reviewing hundreds of opportunities a year to purchase great works of art. Our team has more than 75 years of combined experience as collectors, dealers, or working for auction houses.

The securities offered by Masterworks issuers are highly speculative. Investing in securities of Masterworks issuers involves significant risks. The investment is suitable only for persons who can afford to lose their entire investment. Furthermore, investors must understand that such investment could be illiquid for an indefinite period of time. No public market currently exists for the securities.

2.

Anyone Can Invest

After we purchase a painting, we file an offering circular with the Securities and Exchange Commission. As a shareholder, you are given certain rights afforded to you under securities laws of the U.S. and can rely on the disclosures in our public filings.

SEC FILED

sec.gov

PRICE PER SHARE

$20

3.

Management Fees

Similar to a hedge fund, our fees are equal to a 1.5% annual management fee (paid in the form of equity) plus 20% of the profit, after all fees and expenses, if the painting increases in value. Please read the offering circular on each specific offering to fully understand the methodology for calculating the annual management fee and potential future profit. Additional expenses and fees associated with acquiring, sourcing, securitizing or selling the painting may be assessed.

FEE PER YEAR

1.5%

FUTURE PROFITS

20%

4.

How do I monetize my investment?

We will actively attempt to sell paintings at a gain for our investors. If after a number of years there is no other means for shareholders to sell or redeem their shares (such as in the Secondary Market), we will endeavor to sell the Painting, including considering sending the painting to auction.

In addition, we are seeking ways to provide liquidity to our investors, including a means by which they can sell their shares to other users of our platform through the Masterworks Secondary Market. We cannot assure you that the Secondary Market will provide a reliable or effective means of monetizing your investment or valuing your shares.

Even if and when you are able to monetize your investment, there is no assurance that you will receive more than you paid for the shares.

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THE ART MARKET

Why invest in blue-chip art?

Multi-million dollar artwork has long been a cornerstone of investing for the ultra-wealthy. However, these paintings are expensive to acquire and the art market is generally burdened by high fees and lack of transparency. For the first time ever, Masterworks is making this asset class available to anyone to invest.

PRIVATE ART MARKET VALUE

$1.7T

Source: Deloitte

GLOBAL SALES IN 2019

$64.1B

Source: Art Basel & UBS

AVG. ANNUAL RETURNS FROM 2000-2019

8.9%

Source: Artprice

HISTORICAL RETURNS (2000–2019)*


Blue-chip Artwork (Artprice100©)
S&P 500

According to **Artprice**, blue-chip artwork (defined as those paintings by the top 100 artists in terms of sales volume) has outperformed the S&P 500 by more than 250% from Jan 1, 2000–Dec 31, 2018. Additionally, it only declined 26% during the financial crisis of 2008-2009, when the S&P 500

40-YEAR ANNUAL RETURN CORRELATION MATRIX*

	ART MARKET CONSULTANCY Art[1]	citi Art[2]
S&P 500	-0.01	0.11
Gold	0.03	0.10
Hedge Funds	N/A	0.02
Private Equity	N/A	0.01
Real Estate	N/A	0.02
T Bills 90 Day	0.03	N/A
T Bonds 10 Year	0.03	0.02

Historically, there has been a very low positive correlation between art and other asset classes. This is a compelling reason to consider art as part of a diversified portfolio. **Citi Private Bank** calculated the long-term correlation

declined by 58%. This is why we believe that fine art is one of the best risk-adjusted asset classes available.

Source: Artprice. Past performance is no guarantee of future results, see Important Disclosures

coefficient of 0.11 between Art and the S&P 500 Index.

There are important differences between Art and the other assets referenced in the table. Learn More

1. Source: Art Market Consultancy, LLC., February 2019
2. Source: Citi Private Bank, Global Financial Database, April 2013

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MORE INFORMATION

Frequently Asked Questions

How does Masterworks choose which paintings to purchase? +

How are Masterworks investments structured? +

What happens when a painting is sold? +

How often will new paintings be introduced? +

How can I learn more about a particular offering? +

What are the risks of investing in these offerings? +

Who can help answer my questions about the Offering? +

How are my shares taxed? +

Can I invest if I reside outside of the United States? +

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This website contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "outlook," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain and actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. You are cautioned not to place undue reliance on any of these forward-looking statements.

We are "testing the waters" under Regulation A under the Securities Act of 1933. The information contained on the Masterworks.io website has been prepared by Masterworks without reference to any particular user's investment requirements or financial situation. Potential investors are encouraged to consult with professional tax, legal, and financial advisors before making any investment into a Masterworks offering. All investments involve risk, including the risk of the loss of all of your invested capital. Please consider carefully the investment objectives, risks, transaction costs, and other expenses related to an investment prior to deciding to invest. Diversification and asset allocation do not ensure profit or guarantee against loss. Investment decisions should be based on an individual's own goals, time horizon, and tolerance for risk.

By using this website, you accept the Masterworks.io **Terms of Use** and **Privacy Policy**. For additional information you are encouraged to review Important Disclosures.

Masterworks is not registered, licensed, or supervised as a broker dealer or investment adviser by the SEC, the Financial Industry Regulatory Authority (FINRA), or any other financial regulatory authority or licensed to provide any financial advice or services.

The information contained herein neither constitutes an offer for nor a solicitation of interest in any specific securities offering. For any proposed offering pursuant to an offering statement that has not yet been qualified by the SEC, no money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement for such offering has been qualified by the SEC any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification. An indication of interest involves no obligation or commitment of any kind. Offering circulars for Masterworks offerings are available **here**.

Masterworks.io, LLC is located at 497 Broome St, Suite 1, New York, NY 10013.